Contact:                                               Release:
  KAREN M. L. WHELAN                                     February 3, 2000
  (804)359-9311                                          Immediately






               UNIVERSAL CORPORATION ANNOUNCES QUARTERLY DIVIDEND

         RICHMOND,VA  February 3, 2000/PRNEWSWIRE/----

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation announced that the company's Board of Directors has declared a quarterly dividend of thirty-one cents ($.31) per share on the common shares of the Company, payable May 8, 2000, to common shareholders of record at the close of business on April 10, 2000.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1999, were approximately $4 billion. For more information, visit Universal's web site at www.universalcorp.com.


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